Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-112641) pertaining to the TODCO Long-Term Incentive Plan of our report dated February 11, 2005, with respect to the consolidated financial statements and schedule of TODCO and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Houston, Texas
March 14, 2005